                                                                   Exhibit 10.02




                           EXCLUSIVE LICENSE AGREEMENT





                                     between





                   THE REGENTS OF THE UNIVERSITY OF CALIFORNIA





                                       and





                                ATHEROGENICS INC.




                                       for




                                       [*]







[*] Certain confidential information contained in this document, marked by an asterisk within brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended.

                                TABLE OF CONTENTS

ARTICLE NO.                                                                PAGE
-----------                                                                ----

1.       DEFINITIONS

2.       PERIOD OF PATENT EXCLUSIVE GRANT

3.       SUBLICENSES

4.       PAYMENT TERMS

5.       LICENSE-ISSUE FEE

6.       MILESTONE PAYMENTS

7.       EARNED ROYALTIES AND MINIMUM ANNUAL ROYALTIES

8.       DUE DILIGENCE

9.       PROGRESS AND ROYALTY REPORTS

10.      BOOKS AND RECORDS

11.      LIFE OF THE AGREEMENT

12.      TERMINATION BY THE REGENTS

13.      TERMINATION BY LICENSEE

14.      DISPOSITION OF LICENSED PRODUCTS ON HAND UPON TERMINATION

15.      USE OF NAMES AND TRADEMARKS

16.      LIMITED WARRANTY

17.      PATENT PROSECUTION AND MAINTENANCE

18.      PATENT MARKING

19.      PATENT INFRINGEMENT




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



20.      INDEMNIFICATION

21.      NOTICES

22.      ASSIGNABILITY

23.      NO WAIVER

24.      FAILURE TO PERFORM

25.      GOVERNING LAWS

26.      PREFERENCE FOR UNITED STATES INDUSTRY

27.      GOVERNMENTAL APPROVAL OR REGISTRATION

28.      EXPERT CONTROL LAWS

29.      SECRECY

30.      MISCELLANEOUS

                           EXCLUSIVE LICENSE AGREEMENT

         This License Agreement (the "Agreement") is made effective this 17th day of July, 1998 (the "Effective Date") between THE REGENTS OF THE UNIVERSITY OF CALIFORNIA, a California corporation having its statewide administrative offices at 300 Lakeside Drive, 22nd Floor, Oakland, California 94612-3550, ("The Regents") represented by the University of California, San Diego campus having its offices at 9500 Gilman Drive, La Jolla, CA 92093-0910, and AtheroGenics
Inc. ("Licensee"), a Georgia corporation having offices at 3065 Northwoods Circle, Norcross, GA 30071.

                                     WHEREAS

         1. Certain inventions, generally characterized as [*] and officially recorded in[*] (collectively the "Invention"), were made in the course of research at the University of California, San Diego by Dr. Joseph Witztum and others and are covered by Regents' Patent Rights as defined herein;

         2. The development of the Invention was sponsored in part by the National Institutes of Health and as a consequence this license is subject to overriding obligations to the Federal Government under 35 U.S.C. 200-212 and applicable regulations;

         3. Dr. Witztum and the other inventors are employees of The Regents. The Regents have asked Dr. Witztum and his co-inventors to assign their rights to The Regents;

         4. Licensee has evaluated the Invention under a Secrecy Agreement with The Regents [*], and has communicated its evaluation to The Regents;

         5. Licensee and The Regents have executed a Letter of Intent dated June 27, 1997, that was amended on December 24, 1997 to extend the "Negotiation Period," as defined therein, to March 1, 1998;

         6. Licensee wishes to obtain rights from The Regents for the commercial development, use, and sale of products from the Invention, and The Regents is willing to grant those rights so that the Invention may be developed to its fullest and the benefits enjoyed by the general public; and

         7. Licensee is currently a "small business firm" as defined in 15 U.S.C. 632;

         8. The parties recognize and agree that royalties due under this Agreement will be paid on both pending patent applications and issued patents;

         In view of the foregoing, the parties agree:

1.       DEFINITIONS

         1.1 "Regents' Patent Rights" means any subject matter claimed in or covered by any of the following: Issued or Pending U.S. Patent Applications, Provisional Applications and applications in preparation related to inventions and as disclosed to Licensee as entitled [*] and assigned to The Regents; and continuing applications thereof including divisions and substitutions but excluding continuation-in-part applications (except continuations-in-part applications supported by the original application); and patents issuing on said applications including reissues, reexaminations and extensions; and any corresponding foreign applications or patents.

         1.2 "Licensed Product" means any material that is either covered by Regents' Patent Rights, that is produced by the Licensed Method, or that the use of which would constitute, but for the license granted to Licensee under this Agreement, an infringement of any pending or issued claim within Regents' Patent Rights, including disease indications other than those set forth in the Invention.

         1.3 "Licensed Method" means any method that is covered by Regents' Patent Rights, the use of which would constitute, but for the license granted to Licensee under this Agreement, an infringement of any pending or issued claim within Regents' Patent Rights.

         1.4 "Net Sales" means the total of the gross invoice prices of Licensed Products sold by Licensee, an affiliate, or a sublicensee, less the sum of the following actual and customary deductions where applicable: cash, trade, or quantity discounts; sales, use, tariff, import/export duties or other excise taxes imposed on particular sales; transportation charges and allowances; or credits to customers because of rejections or returns. For purposes of calculating Net Sales, transfers to an affiliate or sublicensee for end use by the affiliate or sublicensee will be treated as sales at list price.

         1.5 "Affiliate" means any corporation or other business entity in which Licensee owns or controls, directly or indirectly, at least fifty percent (50%) of the outstanding stock or other voting rights entitled to elect directors, or in which Licensee is owned or controlled directly or indirectly by at least 50% of the outstanding stock or other voting rights entitled to elect directors, but in any country where the local law does not permit foreign equity participation of at least 50%, then an "Affiliate" includes any company in which Licensee owns or controls or is owned or controlled by, directly or indirectly, the maximum percentage of outstanding stock or voting rights permitted by local law.

         1.6 "Field of Use" means all diagnostic and therapeutic use of the Invention for human or veterinary application, including, but not limited to, use in atherosclerosis and other cardiovascular and antiinflammatory diseases.

         1.7 "Know How" means all technical information and know-how, whether or not patented, which is invented, developed, acquired and owned or licensed by The Regents (other than from Licensee or its Affiliates or sublicensees) prior to and during the term of this Agreement and which relate to the Invention; excluding, however, any such item, information and data licensed by The Regents with respect to which The Regents do not have a right to sublicense to third parties.

2.       PERIOD OF PATENT EXCLUSIVE GRANT

         2.1 Subject to the limitations set forth in this Agreement, The Regents grant to Licensee a world-wide license under Regents' Patent Rights and Know How to make, have made, use, import and sell Licensed Products and to practice Licensed Methods for the life of the longest-lived patent covering the Invention described herein.

         2.2 Except as otherwise provided in this Agreement, the license granted in Paragraph 2.1 is exclusive for the life of the Agreement.

         2.3 The license granted in Paragraphs 2.1 and 2.2 is subject to all the applicable provisions of any license to the United States Government executed by The Regents and is subject to the overriding obligations to the U.S. Government under 35 U.S.C. 200-212 and applicable governmental implementing regulations.

         2.4 The licenses granted in Paragraphs 2.1 and 2.2 are limited to methods and products within the Field of Use. Licensee has no license under this Agreement for other methods and products not described in Regents Patent Rights, and know-how pertaining to the Invention.

         2.5 The Regents reserves the right to use the Invention, know-how and associated technology for educational and research purposes.

3.       SUBLICENSES

         3.1 The Regents also grant to Licensee the right to issue sublicenses to third parties to make, have made, use, import and sell Licensed Products and to practice Licensed Method, as long as Licensee has current exclusive rights thereto under this Agreement. To the extent applicable, sublicenses must include all of the rights of and obligations due to The Regents (and, if applicable, the United States Government) and contained in this Agreement.

         3.2 Licensee shall promptly provide The Regents with a copy of each sublicense issued; use diligent efforts to collect and guarantee payment of all payments due The Regents from sublicensees; and summarize and deliver all reports due The Regents from sublicensees.

         3.3 Upon termination of this Agreement for any reason, The Regents, at its sole discretion, shall determine whether Licensee shall cancel or assign to The Regents any and all sublicenses.

         3.4 Licensee shall pay The Regents [*] of each non-royalty payment received by Licensee from each sublicensee of the Licensed Products, unless the Licensed Product contains (i) any know-how added by Licensee, in which case the foregoing percentage for non-royalty payments shall be [*] or (ii) any antibody or a material component in addition to know-how added by Licensee, in which case the foregoing percentage for non-royalty payment shall be [*] or (iii) more than one antibody or material component in addition to know-how added by Licensee, in which case the foregoing percentage for non-royalty payments shall be [*] (collectively, Licensed Products meeting the conditions of (i) (ii) or (iii) are referred to hereafter as a "Value Added Licensed Product").

         3.5 Licensee shall pay The Regents [*] of each earned royalty payment received by Licensee, unless the Licensed Product is determined to be a "Value Added Licensed Product" as defined in this Section 3.4, in which case, Licensee's royalty payment to The Regents shall be [*] of each royalty payment received from each sublicensee. Licensee may at its sole discretion select the alternative royalty payment schedule described in Section 7.5.

         3.6 In the event that circumstances relating to the sublicensing of the Licensed Products arise that make the sublicensing of the Licensed Product unfeasible or otherwise require consultations between the parties, the parties agree to discuss these circumstances and negotiate in good faith any amendments to this Agreement that may be mutually agreeable to the parties hereto.

4.       PAYMENT TERMS

         4.1 Paragraphs 1.1, 1.2, and 1.3 define Regents' Patent Rights, Licensed Products and Licensed Methods so that royalties are payable on products and methods covered by both pending patent applications and issued patents. Royalties will accrue in each country for the duration of Regents' Rights in that country and are payable to The Regents when Licensee receives payment from a third party.

         4.2 Licensee shall pay earned royalties quarterly within ninety (90) days after the end of the applicable quarter of each calendar year in which such royalties are earned.

         4.3 All monies due The Regents are payable in United States dollars. When Licensed Products are sold for monies other than United States dollars, Licensee shall first determine the earned royalty in the currency of the country in which Licensed Products were sold and then convert the amount into equivalent United States funds, using the exchange rate quoted in the Wall Street Journal on the date payment was received by the licensee.

         4.4 Royalties earned on sales occurring in any country outside the United States may not be reduced by any taxes, fees, or other charges imposed by the government of such country on the payment of royalty income. Licensee is also responsible for all bank transfer charges. Notwithstanding this, all payments made by Licensee in fulfillment of The Regents' tax liability in any particular country will be credited against earned royalties or fees due The Regents for that county.

         4.5 If at any time legal restrictions prevent the remittance of royalties within 180 days by Licensee from any country where a Licensed Product is, sold, Licensee shall convert the amount owed to The Regents into United States funds and shall pay The Regents directly from its U.S. source of funds for as long as the legal restrictions apply.

         4.6 If any patent or patent claim conferring exclusive marketing or manufacturing rights to License under this Agreement within The Regents' Patent Rights is held invalid in a decision by any court of competent jurisdiction, all royalty payments will be held in an interest-bearing escrow account established by the parties until a final decision is made by a court of competent jurisdiction and last resort and from which no appeal has or can be taken, all obligation to pay royalties based on that patent or claim or any claim patently indistinct therefrom will cease as of the date of final decision. Licensee will not, however, be relieved from paying any royalties that accrued and where received before the final decision or that are based on another patent or claim not involved in the final decision, or that are based on The Regents' property rights.

         4.7 No royalties may be collected or paid on Licensed Products sold to the account of the U.S. Government, any agency thereof, state or domestic municipal government as provided for in the License to the Government.

         4.8 In the event payments, rebilling or fees are not received by The Regents when due, Licensee shall pay to The Regents interest charges at a rate of [*] per annum. Interest is calculated from the date payment was due until actually received by The Regents.

5.       LICENSE-ISSUE FEE

         5.1 Licensee shall pay to The Regents a license-issue fee equal to the higher of [*] of the patent costs reimbursable to The Regents under the Letter of Intent, said license-issue fee to be paid on the first anniversary of the execution of this License Agreement. Patent costs reimbursed to The Regents within 30 days after the signing of this License Agreement shall not be used in the license-issue fee calculation. This fee is [*].

6.       MILESTONE PAYMENTS

Licensee shall pay to The Regents a one-time royalty in the form of milestone payments in the following amounts within thirty (30) days following the achievement of the specified events for therapeutic applications only:


Filing of the 1st IND (one time, any indication): [*]
Completing 1st Phase II, including Final Report submission (one time, any indication): [*]
Filing of a PLA document (all indications each time): [*]

Licensee shall pay to The Regents a one-time royalty in the form of a milestone payment in the following amount within thirty (30) days following the achievement of the specified event for diagnostic applications only:

Filing of a 510(k) (or similar): [*] (each time)

All Milestone Payments made to The Regents prior to First Market Introduction shall be charged against royalties on sales paid to The Regents. Thereafter, milestone payments shall not be reimbursed to Licensee by The Regents.

7.       EARNED ROYALTIES AND MINIMUM ANNUAL ROYALTIES

         7.1 Unless provided to the contrary in Section 7.2 and 7.3, Licensee shall pay to The Regents a royalty on worldwide Net Sales according to the following schedule for therapeutic applications only:

[*] on sales of less than [*]
[*] on sales greater than [*], but less than [*]
[*] on sales greater than [*], but less than [*]
[*] on sales greater than [*], but less than [*]
[*] on sales greater than [*], but less than [*]
[*] on sales greater than [*], but less than [*]
[*] on sales greater than [*].

         Unless provided to the contrary in Sections 7.2, Licensee shall pay to The Regents a royalty of on worldwide Net Sales according to the following schedule for diagnostic applications only:

- [*] on sales of Licensed Product in which the Licensed Method is supplemented by monoclonal antibodies which are not included in The Regents Patent Rights;
- [*] on sales of Licensed Product in which the monoclonal antibodies of Licensed Method are utilized without modification or supplementation by Licensee;



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



- [*] on all other sales of Licensed Product.

         7.2 If Licensee determines after consultation with The Regents that it is required to pay royalties or other fees to any third party because the manufacture, use, offer for sale, importation, or sale of a Licensed Method or a Licensed Product would otherwise be likely to infringe any patent or other intellectual property rights of such third party in a given country ("Third Party Royalties"), Licensee may deduct from royalties thereafter due to The Regents pursuant to this Agreement with respect to the Net Sales of such Licensed Method or Licensed Product in such country up to [*] of the Third Party Royalties. If the sum of the royalties paid hereunder and Third Party Royalties for a given Licensed Product or a Licensed Method in a given country exceeds, at any time, more than [*] on a therapeutic product or [*] on a diagnostic product of the Net Sales, then upon Licensee's request, The Regents and Licensee agree to negotiate in good faith in an effort to agree on a reduction in the royalties payable hereunder to The Regents for such Licensed Product or Licensed Method in such country. In the event the parties are unable to agree to such reduction after a reasonable period of time, not to exceed thirty (30) days, either party may request that the issue be arbitrated and the issue will be submitted to final and binding arbitration in accordance with the rules of the American Arbitration Association.

         7.3 Licensee may credit solely against all payments to The Regents, including, without limitation, the royalties, accruing under this Agreement all reasonable costs incurred by Licensee after the date hereof in connection with any litigation, interference, opposition, or other action pertaining to the validity, enforceability, allowability or subsistence of the Regents' Patent Rights or whether Licensee's practice of the Regents' Patent Rights infringes a third party patent.

         7.4 Licensee shall pay to The Regents a minimum annual royalty of [*] for the life of Regents' Patent Rights, beginning with the year of the first commercial sale of Licensed Product, but no later than the fifth-year anniversary of the Effective Date. For the first year of commercial sales, Licensee's obligation to pay the minimum annual royalty will be pro-rated for the number of months remaining in that calendar year when commercial sales commence and will be due the following March 31, to allow for crediting of the pro-rated year's earned royalties. For subsequent years, the minimum annual royalty will be paid to The Regents by March 31 of each year and will be credited against the earned royalty due for the calendar year in which the minimum payment was made.

         7.5 Licensee shall have the right to diligently sublicense the Invention, the Licensed Products and the Licensed Method, including alternate indications thereof, without restriction. In the case of a sublicense, Licensee shall pay The Regents either of the following sublicense schedule as determined by Licensee at its sole discretion:

         i) [*] of each payment received from the sublicensee for Licensed Products that are not Value Added Licensed Products and [*] of each payment received from the sublicensee for Value Added Licensed Products, or
         ii) Royalties on worldwide net sales in the amount set forth in Sections 7.1.

In either schedule, payment shall be made to The Regents within ninety (90) days of sublicense payment being received by Licensee, except as provided for in Sections 3.1, 3.2 and 3.3.

8.       DUE DILIGENCE

         8.1 Licensee, on execution of this Agreement, shall diligently proceed with the development, manufacture and sale of Licensed Products and shall earnestly and diligently endeavor to market the same within a reasonable time after execution of this Agreement and in quantities sufficient to meet market demands. The Regents expect that the first sale of Licensed Products shall occur within twelve (12) years of the execution date of this Agreement, or within eleven (11) years of the payment of the License Issue Fee, whichever is the sooner, unless the first sale of Licensed Products is delayed by the process of regulatory approval by federal, state or foreign national agencies.

         8.2 Licensee shall endeavor to obtain all necessary governmental approvals for the manufacture, use and sale of Licensed Products, or shall certify to The Regents in writing that none are needed.

         8.3 Licensee shall:

         8.3.1 submit a PMA (or 510(k)) covering Licensed Products to the United States FDA within ten (10) years from the Effective Date of this Agreement.

         8.3.2 market Licensed Products in the United States within one year of receiving approval of the PLA for such Licensed Products from the FDA; and

         8.3.4 reasonably fill the market demand for Licensed Products following commencement of marketing at any time during the exclusive period of this Agreement.

         8.4 If the Licensee is unable to perform any of the above provisions, then The Regents has the right and option to either terminate this Agreement or reduce Licensee's exclusive license to a nonexclusive license. This right, if exercised by The Regents, supersedes the rights granted in Article 2 (GRANT).



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         8.5 In addition to the obligations set forth above, Licensee shall spend directly or through partners an aggregate of not less than [*] for the development of Licensed Products during the first [*] years of this Agreement.

9.       PROGRESS AND ROYALTY REPORTS

          9.1 Beginning December 31, 1998 and semi-annually thereafter, Licensee shall submit to The Regents a progress report covering Licensee's (and any Affiliate or sublicensee's) activities related to the development and testing of all Licensed Products and the obtaining of the governmental approvals necessary for marketing. Progress reports are required for each Licensed Product until the first commercial sale of that Licensed Product occurs in the United States.

          9.2 Progress reports submitted under section 9.1 should include, but are not limited to, the following topics related to the Licensed Product and Licensed Method:

         -        summary of work completed
         -        key scientific discoveries
         -        summary of work in progress
         -        current schedule of anticipated events or milestones
         -        market plans for introduction of Licensed Products, and
         - a Summary of resources (dollar value) spent in the reporting period.

         9.3 Licensee has a continuing responsibility to keep The Regents informed of the small business entity status (as defined by the United States Patent and Trademark Office) of itself and its sublicensees and Affiliates.

         9.4 Licensee shall report to The Regents in its immediately subsequent progress and royalty report the date of first commercial sale of a Licensed Product in each country.

         9.5 After the first commercial sale of a Licensed Product anywhere in the world, Licensee shall make quarterly royalty reports to The Regents on or before the end of each calendar quarter of each calendar year for the preceding calendar quarter. Each royalty report will cover Licensee's preceding calendar quarter and will show (a) the gross sales and Net Annual Sales of Licensed Products sold during the most recently completed calendar quarter; (b) the number of each type of Licensed Product sold; (c) the royalties, in U.S. dollars, payable with respect to sales of Licensed Products; (d) the method used to calculate the royalty; and (e) the exchange rates used.

         9.6 If no sales of Licensed Products have been made during any reporting period occurring after the first commercial sale of a Licensed Product anywhere in the world by Licensee, a statement to this effect is required.



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10.      BOOKS AND RECORDS

         10.1 Licensee shall keep accurate books and records showing all Licensed Products manufactured, used, and/or sold under the terms of this Agreement. Books and records must be preserved for at least five (5) years from the date of the royalty payment to which they pertain.

         10.2 Books and records must be open to inspection by representatives or agents of The Regents at reasonable times. The Regents shall bear the fees and expenses of examination but if an error in royalties of more than [*] of the total royalties due for any year is discovered in any examination then Licensee shall bear the fees and expenses of that examination.

11.      LIFE OF THE AGREEMENT

         11.1 Unless otherwise terminated by operation of law or by acts of the parties in accordance with the terms of this Agreement, this Agreement will be in force from the Effective Date until the last-to-expire patent licensed under this Agreement; or for twenty (20) years from the date of this Agreement if no patent issues; or until the last patent application licensed under this Agreement is abandoned and no patent in Regent's Patent Rights ever issues, whichever occurs first. By mutual agreement, the Agreement can be extended until the expiration date of the last-to-expire patent licensed under this Agreement; or until the last patent application licensed under this Agreement is abandoned and no patent in Regents' Patent Rights ever issues. Upon expiration of this Agreement, Licensee shall have a perpetual royalty free license to use Regents' Patent Rights and Know How to make, have made, use, import and sell Licensed Products and to practice Licensed Methods.

         11.2 Any termination of this Agreement will not affect the rights and obligations set forth in the following Articles:

             Article 10  Books and Records
             Article 14  Disposition of Licensed Products on Hand on Termination
             Article 15  Use of Names and Trademarks
             Article 20  Indemnification
             Article 24  Failure to Perform
             Article 29  Secrecy

12.      TERMINATION BY THE REGENTS

         If Licensee fails to perform or violates any material term of this Agreement, then The Regents may give written notice of default (Notice of Default) to Licensee. If Licensee fails to repair the default within sixty (60) days of the effective date of Notice of Default, The Regents may terminate this Agreement and its licenses by a second written notice (Notice of Termination). If a Notice of Termination is sent to Licensee, this Agreement will automatically terminate on the effective date of that notice. Termination will not relieve Licensee of its obligation to pay any fees owing at the time of termination and will not impair any accrued right of The Regents. These notices are subject to Article 19 (Notices).

13.      TERMINATION BY LICENSEE

         13.1 Licensee has the right at any time to terminate this Agreement in whole or as to any portion of Regents' Patent Rights by given notice in writing to The Regents. Notice of termination will be subject to Article 19 (Notices) and termination of this Agreement will be effective sixty (60) days from the effective date of notice.

         13.2 Any termination under the above paragraph does not relieve Licensee of any obligation or liability accrued under this Agreement prior to termination or rescind any payment made to The Regents or anything done by Licensee prior to the time termination becomes effective. Termination does not affect in any manner any rights of The Regents arising under this Agreement prior to termination.

14.      DISPOSITION OF LICENSED PRODUCTS ON HAND UPON TERMINATION

15.      USE OF NAMES AND TRADEMARKS

         Nothing contained in this Agreement confers any right use in advertising, publicity, or other promotional activities any name, trade name, trademark, or other designation of either party hereto (including contraction, abbreviation or simulation of any of the foregoing). Unless required by law, the use by Licensee of the name, "The Regents" or the name of any campus of the University of California is prohibited.

16.      LIMITED WARRANTY

         16.1 The Regents warrants to Licensee that it has the lawful right to grant this license.

         16.2 This license and the associated Invention are provided WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED. THE REGENTS MAKES NO REPRESENTATION OR WARRANTY THAT THE LICENSED PRODUCTS OR LICENSED METHODS WILL NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY RIGHT.

         16.3 IN NO EVENT MAY THE REGENTS BE LIABLE FOR ANY INCIDENTAL SPECIAL OR CONSEQUENTIAL DAMAGES RESULTING FROM EXERCISE OF THIS LICENSE OR THE USE OF THE INVENTION OR LICENSED PRODUCTS.

         16.4 Nothing in this agreement:

         16.4.1 is a warranty or representation by The Regents as to the validity or scope of any Regents' Patent Rights;

         16.4.2 is a warranty or representation that anything made, used, sold or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents of third parties;

         16.4.3 is an obligation to bring or prosecute actions or suits against third parties for patent infringement except as provided in Article 19;

         16.4.4 confers by implication, estoppel or otherwise any license or rights under any patents of The Regents other than Regents' Patent Rights as defined in this Agreement, regardless of whether those patents are dominant or subordinate to Regent's Patent Rights; or

         16.4.5 is an obligation to furnish any know-how not provided in Regents' Patent Rights.

17.      PATENT PROSECUTION AND MAINTENANCE

         17.1 As long as Licensee has paid patent costs as provided for in Paragraph 17.5, The Regents shall diligently endeavor to prosecute and maintain the United States and foreign patents comprising Regents' Patent Rights using counsel of its choice selected from those approved by Licensee from the list approved by The Regents. The Regents agrees to keep Licensee fully informed of any and all patent prosecution and other actions with respect to Regents' Patent Rights including sending to Licensee copies of all correspondence with patent offices and local associates, submitting to Licensee copies of all draft responses to Office Actions and other substantive filings in sufficient time prior to filing to provide Licensee with adequate time to review and comment on such matters; provided, however, that Licensee shall be responsible for any of its expenses including attorney's fees that Licensee incurs in reviewing and commenting on the information received from The Regents. The Regents shall consult with Licensee regarding any material actions concerning the Patent Rights and shall use all reasonable efforts to take such actions requested by Licensee. If The Regents decide to abandon or allow to lapse any patent or patent application within the Patent Rights in any country, The Regents will inform Licensee in a timely manner and Licensee shall have the right to prosecute or maintain any such patent or patent application at its expense. The Regents shall provide Licensee with copies of all relevant documentation so that Licensee may be informed of the continuing prosecution and Licensee agrees to keep this documentation confidential. The Regents' counsel will take instructions only from The Regents, or from Licensee after these instructions have been approved by The Regents, and all patents and patent applications under this Agreement will be assigned solely to The Regents.

         17.2 The Regents shall use all reasonable efforts to amend any patent application to include claims reasonably requested by Licensee to protect the products contemplated to be sold under this Agreement.

         17.3 Licensee shall apply for an extension of the term of any patent related to the species of Fields of Use included within Regents' Patent Rights if appropriate. Licensee shall prepare all documents, and The Regents agree to execute the documents and to take additional action as Licensee reasonably request in connection therewith.

         17.4 If either party receives notice pertaining to infringement or potential infringement of any issued Licensed patents or plant-specific patent included within Regents' Patent Rights, that party shall notify the other party within ten (10) days after receipt of notice of infringement, and the terms of
Section 19 of this agreement shall apply.

         17.5 Licensee shall reimburse The Regents for all the costs of preparing, filing, prosecuting and maintaining all United States and foreign patent applications contemplated by this Agreement and requested by Licensee. Relevant costs billed by The Regents' counsel will be rebilled to Licensee and are due within 30 days of rebilling by The Regents. These costs include patent prosecution costs for the Invention incurred by The Regents prior to the execution of this Agreement and any patent prosecution costs that may be incurred for patentability opinions, re-examination, re-issue, interferences, or inventorship determinations. Prior costs relating to the filing of patents requested by Licensee will be due on execution of this Agreement and billing by The Regents.

         17.6 The Regents will notify Licensee of any actions with respect to obtaining patents or other protection on the Invention as it relates to the Field of Use in foreign countries. Licensee may request The Regents to obtain patent or other patent protection on the Invention as it relates to the Field of Use in foreign countries, if available. The Regents shall notify Licensee of any action required to obtain or maintain foreign patents not less than ninety (90) days prior to the deadline for any payment, filing, or action to be taken in connection therewith. This notice concerning foreign filing must be in writing and must identify the countries desired. The absence of a response by Licensee to such a notice from The Regents to Licensee within forty five days of such notice will be considered an election not to obtain or maintain foreign rights.

         17.7 Licensee's obligation to underwrite and to pay patent prosecution costs will continue for so long as this Agreement remains in effect, but Licensee may terminate its obligations with respect to any given patent application or patent upon sixty (60) days written notice to The Regents. The Regents will use its best efforts to curtail patent costs when a notice of termination is received from Licensee. The Regents may prosecute and maintain such application(s) or patent(s) at its sole discretion and expense, but Licensee will have no further right or licenses thereunder. Non-payment of patent costs may be deemed by The Regents as an election by Licensee not to maintain application(s) or patent(s).

         17.8 The Regents may, after notification of Licensee, file, prosecute or maintain patent applications at its own expense in any country in which Licensee has not elected to have patent applications filed, prosecuted, or maintained in accordance with this Article, and those applications and resultant patents will not be subject to this Agreement.

18.      PATENT MARKING

         Licensee shall mark all Licensed Products made, used or sold under the terms of this Agreement, or their containers, in accordance with the applicable patent marking laws.

19.      PATENT INFRINGEMENT

         19.1 If Licensee learns of the substantial infringement of any patent licensed under this Agreement, Licensee shall call The Regents' attention thereto in writing and provide The Regents with reasonable evidence of infringement. Neither party will notify a third party of the infringement of any of Regents' Patent Rights without first obtaining consent of the other party, which consent will not be unreasonably denied. Both parties shall use their best efforts, including but not limited to arbitration, in cooperation with each other to terminate infringement without litigation.

         19.2 Licensee may request that The Regents take legal action against the infringement of Regents' Patent Rights. Request must be in writing and must include reasonable evidence of infringement and damages to Licensee. If the infringing activity has not abated within ninety (90) days following the effective date of request, The Regents then has the right to:

         19.2.1   commence suit on its own account; or

         19.2.2   refuse to participate in the suit,

and The Regents shall give notice of its election in writing to Licensee by the end of the one-hundredth (100th) day after receiving notice of written request from Licensee. Licensee may thereafter bring suit for patent infringement, at its own expense, if an only if The Regents elects not to commence suit and if the infringement occurred during the period and in a jurisdiction where Licensee had exclusive rights under this Agreement. If, however, Licensee elects to bring suit in accordance with this paragraph, The Regents may thereafter join that suit at its own expense.

         19.3 Legal action as is decided on will be at the expense or the party bringing suit and all recoveries recovered thereby will belong to the party bringing suit, but legal action brought jointly by The Regents and Licensee and fully participated in by both will be at the joint expense of the parties and all recoveries will be shared jointly by them in proportion to the share of expense paid by each party.

         19.4 Each party shall cooperate with the other in litigation proceedings instituted hereunder but at the expense of the party bringing suit. Litigation will be controlled by the party bringing the suit, except that The Regents may be represented by counsel of its choice and at its expense in any suit brought by Licensee.

20.      INDEMNIFICATION

         20.1 Licensee shall indemnify, hold harmless and defend The Regents, its officers, employees, and agents; the sponsors of the research that led to the Invention; and the inventors of the parents and patent applications in Regent's Patent Rights and their employers against any and all claims, suits losses, damage, costs, fees, and expenses resulting from or arising out of exercise of this license or any sublicense. This indemnification includes, but is not limited to, any product liability.

         20.2 Licensee at its sole cost and expense, shall insure its activities in connection with the work under this Agreement and obtain, keep in force and maintain insurance as follows, or an equivalent program of self insurance:

         Comprehensive or commercial form general liability insurance (contractual liability included) with limits as follows:

         -        Each occurrence [*]
         -        Products/Completed Operations Aggregate [*]
         -        Personal and Advertising injury [*]
         -        General Aggregate (commercial form only) [*]

         The coverage and limits referred to under the above do not in any way limit the liability of Licensee. Licensee shall furnish The Regents with certificates of insurance showing compliance with all requirements. Certificates must:

         - Provide for thirty (30) day advance written notice to The Regents of any modification.
         - Indicate that The Regents has been endorsed as an additional Insured under the coverage referred to under the above.
         - Include a provision that the coverage will be primary and will not participate with nor will be excess over any valid and collectable insurance or program of self-insurance carried or maintained by The Regents.

         20.3 The Regents shall notify Licensee in writing of any claim or suit brought against The Regents in respect of which The Regents intends to invoke the provisions of this Article. Licensee shall keep The Regents informed on a current basis of its defense of any claims under this Article.

21.      NOTICES

         Any notice or payment required to be given to either party is properly given and effective (a) on the date of delivery if delivered in person or (b) five (5) days after mailing if mailed by first-class certified mail, postage paid, to the respective addresses given below, or to another address as is designated by written notice given to the party.

In the case of Licensee:

                           Licensee INC.
                           3065 Northwoods Circle
                           Norcross, GA 30071
                           Attention: Dr. Russell Medford, President and CEO

With a copy to:

                           Sherry M. Knowles
                           King & Spalding
                           191 Peachtree Street, N.E.
                           Atlanta, Georgia 30303-1763

In the case of The Regents:

                           THE UNIVERSITY OF CALIFORNIA, SAN DIEGO
                           Technology Transfer Office
                           9500 Gilman Drive
                           La Jolla, California 92093-0910

                           Attention: Director

                           Referring to: [*]

22.      ASSIGNABILITY

         This Agreement may be assigned by The Regents, but is personal to Licensee and assignable by Licensee only with the written consent of The Regents, which consent will not be unreasonably withheld.

23.      NO WAIVER

         No Waiver by either party or any default of this Agreement may be deemed a waiver of any subsequent or similar default.

24.      FAILURE TO PERFORM

         If either party finds it necessary to undertake legal action against the other on account of failure of performance due under this Agreement, then the prevailing party is entitled to reasonable attorney's fees in addition to costs and necessary disbursements.

25.      GOVERNING LAWS

         THIS AGREEMENT WILL BE INTERPRETED AND CONSTRUED IN
ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, UNITED STATES
OF AMERICA, WITH JURISDICTION IN COURTS OF THE STATE OF CALIFORNIA, but the scope and validity of any patent or patent application will be governed by the applicable laws of the country of the patent or patent application.

26.      PREFERENCE FOR UNITED STATES INDUSTRY

         Because this Agreement grants the exclusive right to use or sell the Invention in the United States, Licensee agrees that any products sold in the U.S. embodying this Invention or produced through the use thereof will be manufactured substantially in the United States.

27.      GOVERNMENT APPROVAL OR REGISTRATION

         If this Agreement or any associated transaction is required by law of any nation to be either approved or registered with any governmental agency, Licensee shall assume all legal obligations to do so.

28.      EXPORT CONTROL LAW

         Licensee shall observe all applicable United States and foreign laws with respect to the transfer of Licensed Products and related technical data to foreign countries, including, without limitation, the International Traffic in Arms Regulations (ITAR) and the Export Administration Regulations. This may include a requirement that Licensee manufacture in the United States Licensed Products that are to be sold in the United States.

29.      SECRECY

         29.1 With regard to confidential information ("Data"), with can be oral or written or both, received from The Regents regarding this Invention, Licensee agrees:

         29.1.1 not to use the Data except for the sole purpose of performing under the terms of this Agreement;

         29.1.2 to safeguard Data against disclosure to others with the same degree of care as it exercises with its own data of a similar nature;

         29.1.3 not to disclose Data to others (except to its employees, agents or consultants who are bound to Licensee by a like obligation of confidentiality) without the express written permission of The Regents, except that Licensee is not prevented from using or disclosing any of the Data that:

                  29.1.3.1 Licensee can demonstrate by written records was
                           previously known to it;

                  29.1.3.2 is now, or becomes in the future, public knowledge other than through acts or omissions of Licensee; or

                  29.1.3.3 is lawfully obtained by Licensee from sources
                           independent of The Regents; and

         29.1.4 that the secrecy obligations of Licensee with respect to Data will continue for a period ending five (5) years from the termination date of this Agreement.

         29.2 With regard to biological material received by Licensee from The Regents, if any, including any cell lines, vectors, genetic material, derivatives, products, progeny or material derived therefrom ("Biological Material"), Licensee agrees:

         29.2.1 not to use Biological Material except for the sole purpose of performing under the terms of this Agreement;

         29.2.2. not to transfer Biological Material to others (except to its employees, agents or consultants who are bound to Licensee by like obligations conditioning and restricting access, use and continued use of Biological Material) without the express written permission of The Regents, except that Licensee is not prevented from transferring Biological Material that:

                  29.2.2.1 becomes publicly available other than through acts or omissions of Licensee, or

                  29.2.2.2 is lawfully obtained by Licensee from sources
                           independent of The Regents;

         29.2.3 to safeguard Biological Material against disclosure and transmission to others with the same degree of care as it exercises with its own biological materials of a similar nature;

         29.2.4 to destroy all copies of Biological Material at the termination of this Agreement.

30.      MISCELLANEOUS

         30.1 The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

         30.2 This Agreement is not binding on the parties until it has been signed below on behalf of each party. It is then effective as of the Effective Date.

         30.3 No amendment or modification of this Agreement is valid or binding on the parties unless made in writing and signed on behalf of each party.

         30.4 This Agreement embodies the entire understanding of the parties and supersedes all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof. The Secrecy Agreement between The Regents and Licensee dated June 27, 1997 is hereby terminated.

         30.5 In case of any of the provisions contained in this Agreement is held to be invalid, illegal, or unenforceable in any respect, that invalidity, illegality or unenforceability will not affect any other provisions of this Agreement and this Agreement will be construed as if the invalid, illegal, or unenforceable provisions had never been contained in it.

         IN WITNESS WHEREOF, both The Regents and Licensee have executed this Agreement, in duplicate originals, by their respective and duly authorized officers on the day and year written.

ATHEROGENICS, INC.                       THE REGENTS OF THE UNIVERSITY
                                         OF CALIFORNIA




By: Russell M. Meford                    By: Alan Paau
  ------------------------------            ------------------------------
           (Signature)                            (Signature) 2/21/98

Name: Russell M. Medford MD PhD          Name: Alan Paau, Ph.D
     ---------------------------              ------------------------------
          (Please Print)

Title: President and CEO                 Title: Director, Technology Transfer
      ------------------------------           ------------------------------








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